Exhibit 35.2
SUBSERVICER COMPLIANCE STATEMENT
RE: Chase Mortgage Finance Trust Multi-Class Mortgage Pass-Through Certificates Series 2007-S6: This Pooling and Servicing Agreement, dated as of November 1, 2007, is executed among Chase Mortgage Finance Corporation, as depositor (together with its permitted successors and assigns, the “Depositor”), JPMorgan Chase Bank, N.A. (“Chase”), as servicer (in such capacity, together with its permitted successors and assigns, the “Servicer”), JPMorgan Chase Bank, N.A., as custodian (in such capacity, together with its permitted successors and assigns, the “Custodian”), The Bank of New York Trust Company, N.A., as paying agent (in such capacity, together with its permitted successors and assigns, the “Paying Agent”) and The Bank of New York Trust Company, N.A., as trustee (in such capacity, together with its permitted successors and assigns, the “Trustee”)
The undersigned, each a duly authorized officer of Chase Home Finance LLC (“CHF”), do hereby certify that:
     (1) CHF is a Subservicer under the Agreement
     (2) A review of the activities of CHF during the calendar year ending December 31, 2007 and of the performance of CHF under the Agreement has been made under our supervision; and
     (3) To the best of our knowledge, based on such review, CHF has fulfilled all its obligations under the Agreement in all material respects throughout such year.
Capitalized terms used but not defined herein shall have the meanings assigned in the Agreement.
Date: 02/28/2008

Chase Home Finance LLC, as Subservicer
By:	/s/ Kim Greaves
	Name:	Kim Greaves
	Title:	Senior Vice President Servicing Manager

By:	/s/ Jim Miller
	Name:	Jim Miller
	Title:	Senior Vice President Default Servicing Manager